Exhibit 10.1

DEAN FOODS COMPANY CORPORATE

2018 AMENDED SHORT-TERM INCENTIVE COMPENSATION PLAN

(as amended August 8, 2018)

Purpose:

To (i) align employee variable cash compensation with the annual objectives of the Company, (ii) motivate employees to create sustained shareholder value, and (iii) attract talent and retain key employees with competitive variable cash compensation.

Participants:	Employees of Dean Foods who are in positions to influence and/or control results of the Company and/or their specific areas of responsibility are eligible to participate.

Payout Criteria:

The criteria for payment to Participants under this short-term incentive (“STI”) compensation plan (the “STI Plan” or “Plan”) and the weighting of such criteria is based on performance against financial targets, individual target incentive percentages, and performance against individual objectives as set forth below.

Depending on the Participant’s role in the organization, Individual Objectives may be based on corporate, functional, business unit, or individual objectives and will be noted as Individual Objectives in the Components.

Participant Group	Components
CEO	• 75% Financial Objectives
EVP, CFO	(Based on Dean Foods Adjusted Operating Income Target)
EVP, General Counsel, Corporate Secretary & Govt. Affairs	• 25% Individual Objectives
EVP, Supply Chain
SVP, Chief Customer, Mktg & Innovation Officer
SVP, CIO
SVP, Field Sales
SVP, Finance & CAO
SVP, Frozen
SVP, Group Sales
SVP, Human Resources
SVP, Logistics
SVP, Operations
SVP, Procurement

All grade 10-20 and grade 99 staff not covered by another STI Plan

Payout Scales:

The financial payout factor is 0% - 200% based on actual performance against approved financial objectives. The individual objective factor is 0% - 200% of actual performance against approved individual objectives. Payments under the STI Plan are variable in nature and are not guaranteed.

Financial Objectives Performance Payout Factor:

Approved financial objectives and the range of performance for each objective for the Plan Year along with the corresponding payout factor scale based on actual performance will be included in the Administrative Guidelines for the Plan. The STI Plan Year is the same as the Dean Foods fiscal year.

Individual Objectives:

Each Participant has 25% of his or her STI target calculated against the attainment of certain specified individual objectives as determined by the Participant’s supervisor and / or Compensation Committee of the Board of Directors. Actual earned awards are based on the individual’s performance against individual objectives and rating under the Performance Management Process.

Adjustment of Targets / Actuals:

Upon the recommendation of the CEO, the Compensation Committee may (but has no obligation to) adjust the criteria, targets, actuals, or payout scale upon the occurrence of extraordinary events or circumstances. Significant acquisitions or dispositions of assets or companies or issuances or repurchases of common stock or other equity interests may, at the Compensation Committee’s discretion, result in an adjustment to the Dean Foods financial target or plan-specific financial target.

Determination of Individual Target Incentive:

Individual target incentives for specific positions are included in the Dean Foods Compensation Program. The Company may make adjustments to an individual’s target incentive based on market conditions or business requirements, as necessary.

Definitions:	“Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code).

“Retirement” is defined as age sixty-five (65).

Eligibility:

Eligibility is determined by salary grade in the Company, or as approved by the SVP, Human Resources, or his/her designate. Participants must be employed by the Company on the last working day of the Plan Year in order to be eligible to receive an incentive award, except as otherwise provided by state law.

A Participant is disqualified from receiving any incentive award (financial and / or individual) under the Plan if: (1) the Participant receives an Unsatisfactory Performance (or equivalent) rating for the Plan Year or (2) the Participant is terminated for Cause, as defined below, at any point during the Plan Year or between the last working day of the Plan Year and the date the incentive award is paid, except as otherwise provided by State law.

For a Participant receiving a Needs Improvement (or equivalent) performance rating for the Plan Year, the sum of the financial and individual award cannot exceed 100% of the Participant’s target incentive.

If a Participant dies, becomes disabled, or retires prior to the payment of awards or if a Participant’s job is eliminated and such job elimination makes the Participant eligible to receive benefits under a Company severance plan or policy, the Participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position during the Plan Year, and actual results of the Company.

Eligibility and individual target amounts may be prorated. A Participant’s year-end base salary will be used to calculate the incentive award in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A Participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the prorated incentive award in those specific circumstances.

All proration of incentive awards will be calculated based on whole month participation. If an employee becomes eligible to participate in the Plan, transfers between Plans, changes target participation in the Plan, or becomes ineligible to participate in the Plan between the first day of the month and the 15th of the month, the incentive award will be calculated based on full month participation. If the eligibility change occurs between the 16th of the month and the end of the month, the incentive award will be calculated beginning with the full calendar month following the change. There will be no award made for employees hired after December 15th of the Plan Year.

“Cause” Defined:

For purposes of this Plan, “Cause” means a Participant’s (i) failure to perform substantially a Participant’s duties; (ii) serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Company; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with the Company, any material written policy of the Company or any Company code of conduct or code of ethics, or (v) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding.

Repayment Provision:

All Plan participants agree and acknowledge that this Plan is subject to the policies that the Compensation Committee of the Dean Foods Board of Directors may adopt from time to time, with respect to the repayment to the Company of any plan benefit received, including “clawback” policies.